UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

HCC INSURANCE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

May 9, 2014

Dear HCC Stockholder:

Several weeks ago we sent you the proxy statement for the upcoming 2014 Annual Meeting of Stockholders of HCC Insurance Holdings, Inc. (the “Company”), which will be held on May 21, 2014.  In the proxy statement, the Board of Directors (“we,” or the “Board”) recommends a vote FOR each of the nominees for election to the Board (Proposal 1).  We were disappointed to learn that the proxy advisory firm Glass, Lewis & Co., Inc. has recommended that its clients withhold votes from Thomas M. Hamilton for serving as Chairperson of the Nominating and Corporate Governance Committee at the time the Board amended our Amended & Restated Bylaws (the “Bylaws”) to adopt a forum selection provision.  In contrast, the proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) has recommended votes FOR Mr. Hamilton.

The purpose of this letter is to explain why we believe that the forum selection provision is in the best interests of our stockholders and, therefore, why you should vote FOR each of the nominees for election to the Board, including Mr. Hamilton.

Background

In August 2013, the Board, upon recommendation of the Nominating and Corporate Governance Committee, approved an amendment to the Bylaws that provides that, unless the Board consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), or (iv) any action asserting a claim governed by the “internal affairs doctrine,” shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

The Board Adopted the Forum Selection Provision to Protect Company and Stockholder Interests

The Board adopted the forum selection provision to serve the Company’s best interests and benefit stockholders by minimizing the expense of litigation in multiple jurisdictions and directing claims to courts that have expertise in Delaware corporate law.  The Company’s forum selection provision seeks to address the issues that arise when plaintiffs or their lawyers forum-shop, such as  the growing trend of companies facing the filing of duplicative lawsuits in multiple jurisdictions.  In this regard, the Company’s forum selection provision may allow the Company and our stockholders to avoid costly and duplicative litigation and the risk of inconsistent outcomes when multiple similar cases proceed in different courts.  Thus, the Board believes that selecting an exclusive forum for certain types of disputes is in the best interests of the Company and our stockholders.

The Board also believes that designating Delaware courts as the exclusive forum will benefit the Company and stockholders by having claims heard by courts that have expertise in Delaware corporate law.  The Company is incorporated in the State of Delaware.  Delaware courts, and in particular, the Delaware Court of Chancery, are widely regarded as having significant expertise in corporate law issues.

Furthermore, the Board narrowly tailored the forum selection provision to apply only to certain suits.  Specifically, as described above, the forum selection provision provides only that certain derivative actions, fiduciary duty claims, claims arising pursuant to the DGCL, or claims governed by the internal affairs doctrine should be brought in Delaware.  As a result, the provision does not affect the ability of stockholders to bring many other types of lawsuits, such as lawsuits under the federal securities laws that are not derivative in nature, in any appropriate forum.  Moreover, the Board retains the ability to consent to an alternative forum on a case-by-case basis.

The Delaware Court of Chancery Has Upheld the Facial Validity of Forum Selection Bylaw Provisions

Many companies have adopted similar provisions, and in June 2013, the Delaware Court of Chancery upheld the facial validity of forum selection provisions that were very similar to the provision added to the Company’s Bylaws, holding that they were statutorily and contractually valid.  In addition, the Board’s adoption of the forum selection Bylaw amendment is consistent with Delaware law and with Article XI of the Bylaws, which gives the Board the authority and flexibility to adopt Bylaw amendments without also obtaining stockholder approval.  We believe this process is appropriate given the Board’s responsibility to protect the interests of the Company and stockholders.

The Company Has Strong Corporate Governance Practices

As explained above, the forum selection provision was validly adopted by the Board in order to protect Company and stockholder interests.  In addition, the Board has demonstrated its commitment to strong corporate governance in other ways.  For example:

•                  The Company has an overall ISS Governance QuickScore of “1”—the best possible score;

•                  Our Bylaws and Corporate Governance Guidelines require that the Chairman of the Board be an independent director;

•                  All directors stand for election annually;

•                  A majority vote standard applies in uncontested director elections;

•                  We do not have a poison pill in place; and

•                  Stockholders can act by written consent using the same threshold as would be required to approve the matter at a meeting.

Conclusion

The Board urges you to vote FOR each of the nominees for director, including Mr. Hamilton, in light of the Board’s reasons for adopting the exclusive forum provision and the Company’s robust corporate governance practices.

Sincerely,

/s/ Robert A. Rosholt

Robert A. Rosholt
Chairman, Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT
 STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION TO THE BOARD

(PROPOSAL 1)